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                           AGREEMENT FOR SALE AND PURCHASE
                                  OF BUSINESS ASSETS


DATE:         JANUARY 2, 1997

PARTIES:      TELCO WEST, INC.
              AN OREGON CORPORATION ("SELLER")
              15838 S.W. Upper Boones Ferry Rd.
              Lake Oswego, Oregon 97035

              INTELLIPHONE, INC.
              a Minnesota corporation ("Buyer")
              6801 Wayzata Blvd.
              St. Louis Park, Minnesota  55426

RECITALS:

    A. Seller operates a business primarily engaged in providing and servicing public pay telephones in several Western states. Seller owns equipment, contract rights, leasehold interests, tools, inventories, account receivables, operating accounts, prepaid insurance, advertising and sales materials and miscellaneous assets used in connection with the operation of its business.

    B. Buyer desires to acquire site contracts for 1,019 payphones located in the Colorado, Idaho, Oregon, Washington and Wyoming and all equipment located at the respective sites identified in Exhibit #1 and #2 hereto together with all telephones, computer boards, telephone enclosures, cash contents of the pay telephone at 11:59 p.m. on January 1, 1997, permits, contract rights and intangibles related thereto including all good will and rights associated the potential continuation of the contracts after the expiration of the term of the site agreement contracts and Seller desires to sell all of such assets to Buyer.

AGREEMENT:

SECTION 1.    ASSETS PURCHASED.

    1.1 ASSETS PURCHASED. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the following assets ("Assets"):

    1.1.1 The option to purchase from Berthel Fisher "Site Agreement" contents and any modifications thereto described on Exhibit #1 attached hereto and made a part hereof by reference, together with all equipment located at the sites identified in the contracts, including telephones, computer boards used in relation to the telephones, telephone enclosures, the cash contents of any pay telephones at 11:59 p.m. upon January 1, 1997 , contract rights identified therein and any intangibles related thereto. The options to purchase from Berthel Fisher shall be exercised by Buyer for the following consideration which shall be paid in cash to Berthel Fisher at closing:

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                      Lease-Option Price to be    Applicable     Pre-Paid
Lease/Option Number     Paid to Berthel Fisher    Sales Tax   Property Taxes
-------------------     ----------------------    ----------  --------------

  07676001 - 000           $ 303,919.08           $ 8,076.24    $ 8,108.99
  0747601  - 001             126,490.78              668.43       2,639.06
                             ----------             --------      --------
                    Total  $ 430,409.86           $ 8,744.67    $10,748.05

    The sums stated above include sales tax applicable to the equipment purchased by Buyer directly from Berthel Fisher. Buyer shall pay to Berthel Fisher the applicable sales tax and pre-paid property taxes as stated above. Seller guarantees delivery unto Buyer of title to the "Site Agreement" contents and equipment by Berthel Fisher.

    1.1.2  All of the Seller's right, title and interest in the "Site
Agreement" contracts and any modifications thereto described on Exhibit #2 attached hereto and made a part hereof by reference, together with all equipment located at the sites identified in the contracts, including telephones, computer boards used in relation to the telephones, telephone enclosures, the cash contents of any pay telephones at 11:59 p.m. upon January 1, 1997 , contract rights identified therein and any intangibles related thereto.

    1.1.3 Seller represents that there are not less than 1,019 pay telephones with "Site Agreements" which are being purchased by buyer either directly from Seller or by exercise of the option to purchase conveyed by Seller to Buyer. In the event the number of pay telephones is less than 1015 at closing, the purchase price set forth herein will be reduced accordingly at the rate of $3300 per pay telephone not delivered. Further, during the two year period following closing, if any of the approximately 32 telephones located in various "Shari's" restaurants are removed (which notice of intent has been given to Seller), then the purchase price due hereunder shall be further reduced at the rate of $2,000 for each telephone reduced in the first year and $1,000 for each phone removed in the second year. Buyer may deduct any amounts due to such removals from the next monthly payment due to Seller under the promissory note described at
Section 3.2.1. Except for the "Shari's" restaurant locations there shall be no reduction for cancellation of any "Site Agreements" if at lease 1015 pay telephones were delivered upon the date of closing.

    1.1.4 All manuals, warranties, sales materials and telephone books at the identified sites.

    1.1.5 All inventories of Seller's pay telephone equipment, computer systems related only to pay telephones, spare parts, materials and supplies used by Seller in the ordinary course of Seller's business to maintain, service, repair and replace the equipment located at the site locations identified in the above paragraphs. Excluded from the equipment sold are 27 new telephone enclosures, the new copier, fax machine and equipment associated with Seller's presubscription or hotel/motel business.

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    1.1.6  Seller's goodwill for pay telephone operations within the states identified at B. above, and all files or other business records to handle accounts identified above.

    1.1.7 All warranties, contract rights, claims, licenses, prepaid insurance, and renewal rights, rights to receive income or to continue contracts, options, grants and all assets of Seller associated with the equipment listed on Exhibits #1 and #2 of whatever kind, whether known or unknown (except as specifically excluded), are included as part of this sale.

    1.1.8 Seven (7) pickup trucks described by year, make, model, V.I.N., and location at the time of closing on Exhibit #3 attached hereto and as made a part hereof by reference, all trucks are sold in "AS-IS" and "WHERE-IS" condition. Buyer shall insure the trucks effective at 11:59 p.m. upon January 1, 1997 , at which time, Seller will cancel insurance on said vehicles. Any refunds on insurance shall belong to Seller.

    1.1.9 The tradename "Telco Northwest" and any associated logos or servicemarks except the trade name "Telco West".

    1.1.10 Twenty-Five (25) uninstalled payphones.

    1.2    EXCLUDED ASSETS.   Excluded from this sale and purchase are other
telephone equipment and site location agreements owned by Seller and not listed on Exhibits #1 and #2, all of Seller's accounts for hotel and motel long distance telephones, all pre-subscription agreements for LEC-owned payphones wherever located and Seller's accounts receivable, collected cash on hand, notes receivable, prepaid accounts, and the following:

    1.2.1 All of Seller's cash on hand, bank accounts and operational accounts of January 1, 1997 , except for the cash deposited in all payphones being purchased at 11:59 p.m. on January 1, 1997,

    1.2.2 Any prepaid taxes (personal property taxes on equipment sold to be pro rated at closing), tax deposits and prepaid rent,

    1.2.3 No licenses or permits required to own and/or operate the equipment are being purchased by the Buyer. Buyer shall be solely responsible for obtaining all necessary permits and licenses as may be required to own and operate the telephone equipment, however Seller agrees to cooperate and to execute any documents which may be necessary to effect the transfer or assignment of any permits and licenses required by regulatory or government agencies.

    1.2.4 Any claims for dial around compensation for Seller's pay telephones in continuous operation prior to January 1, 1997.

    1.2.5 Any proceeds on account of litigation brought by Seller against Fearless Farris Stinker Stations, Inc. and/or Mountain Phone Company, Inc. in the District Court for the State of Idaho, Ada County, Case #CVOC9604405D.

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    1.2.6  Office equipment and furnishings used by Seller in relation to
Seller's business in presubscription, hotel/motel business.

    1.2.7 Any proceeds on account of litigation brought by Seller against U.S. West in Federal District Court, Seattle, Washington, Case #C951622WD.

    1.2.8 Any motor vehicles owned by Seller except those sold to Buyer and identified in Exhibit #3.

SECTION 2.  LIABILITIES ASSUMED AND NOT ASSUMED

    2.1    BUYER'S LIABILITIES ASSUMED.

    2.1.1 CONTRACT OBLIGATIONS. Buyer shall accept the assignment and assume responsibility for the obligations of Seller under the contracts identified in
Section 1.1.1 and Section 1.1.2.

    2.2    BUYER'S LIABILITIES NOT ASSUMED.

    2.2.1 CORPORATE OBLIGATIONS. Notwithstanding that Buyer is acquiring the trade name "Telco Northwest", it is not assuming any liabilities of Seller or "Telco Northwest" except for those described at Section 2.1.1 above.

    2.2.2 EMPLOYEES. Buyer shall have no responsibility to hire or pay any employee or independent contractor of Seller compensation, sales commissions, sick pay, retirement or other compensation, except, that if Buyer installs telephones under contracts which have been assigned to Buyer, Buyer shall be responsible for any commission due to any person by reason of said installation. Should Buyer elect to hire former employees of Seller, Buyer shall be responsible for any employment compensation offered by Buyer subsequent to January 1, 1997 .

    2.2.3  TRANSFER TAXES.   Buyer shall pay to Seller at closing all transfer
taxes and sales taxes arising from this sale as follows:

    State             # of Telephones        Tax Rate               Tax
    -----             ---------------        --------               ---
    Oregon                  51                  0%             $    0
    Washington              35                6.5%             $  6,015.10
    Idaho                   63                5.0%             $  8,328.60
    Colorado                21                4.0%             $  2,220.96
    Wyoming                  3                6.0%             $    475.92
                                        TOTAL                  $ 17,040.58

and upon collection of said taxes, Seller shall pay said sales and excise taxes arising from this sale. Buyer acknowledges that all assets purchased herein except otherwise identified are being purchased in Oregon for use within the State of Oregon. Buyer shall pay to Berthel Fisher the applicable excise and sales taxes identified by Berthel Fisher for equipment being purchased by Buyer directly from Berthel Fisher in exercise of the option to purchase identified in section 1.1.1.  Buyer shall reimburse Seller for prepaid

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personal property taxes for equipment sold to Buyer in the sum of $442.50 to be paid at closing.

     2.2.4  LEASED OFFICE.    Buyer has agreed to sublease from Seller
approximately 1/2 of the office space currently occupied by Seller at 15838 S.W. Upper Boones Ferry Rd., Lake Oswego, Oregon on a month-to-month basis for base rent equal to one-half of the base rent paid by Seller to Seller's landlord. Rent shall be paid in advance.

     2.2.5 GENERAL LIMITS. Except as set forth herein Buyer shall not be liable for any indebtedness of Seller. Buyer assumes no liabilities except as stated above.

     2.3    SELLER'S OBLIGATIONS.

     2.3.2 INCOME TAXES. Seller shall pay any State, Federal or Local income taxes of Seller after application of all loss carry forwards, credits, deductions or other tax offsets available to Seller and shall be responsible for the cost of preparation of said tax returns and for all accounting fees associated with the preparation of said tax returns.

     2.2.3 COMMISSIONS AND CONTRACT OBLIGATIONS PAYABLE. Seller shall remain liable for and shall pay when due any and all obligations arising from payments and/or commissions due to customers under the "Pay Telephone Agreements", "Customer Service Agreements" and "Site Agreements" through January 1, 1997 and shall further pay all telephone bills and the cost of long distance or other telephone service charges calculated through January 1, 1997 . Buyer shall have the right but not the obligation to cure any of Seller's defaults under such agreements and to set off against its obligations under the note described at
Section 3.1.1 any amounts paid to so cure Seller's defaults.

SECTION 3.  PURCHASE PRICE FOR ASSETS

     The purchase price for the assets is Two Million Nine Hundred Thirty-Five Thousand Five Hundred Ninety-Two and 00/100 Dollars ($2,935,592.00) plus interest at the rate of 10% per annum from January 1, 1997 until paid plus payment to Berthel Fisher as the sum due to them to exercise Seller's option to purchase the contracts and equipment as specified in Section 1.1.1. Security deposits paid by Seller to Berthel Fisher shall be returned to Seller and are not included in the purchase price. Seller accepts the consideration as full and sufficient consideration for the assets identified above. The purchase price shall be paid upon execution of this Agreement at closing in the following manner:

     3.1 Upon the execution of this Agreement, Buyer shall pay Berthel Fisher the sum of $430,409.86 plus recalculated lease-option charges to update the balance due from the January 1, 1997 calculation date to the date of payment plus applicable sales tax in the sum of $8,744.67 plus pre-paid personal property taxes in the sum of $10,748.05, all in relation to the leased equipment. This sum is in addition to the purchase price agreed to above. Upon closing, Buyer shall pay Berthel Fisher the sum of $169,047.18 plus interest to update the balance due from the January 1, 1997 calculation date to the date

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of payment all to pay off a loan made by Berthel Fisher to Seller under Loan
#079-76001-002 which sum shall be a credit toward the purchase price herein.

     3.2 Upon the execution of this Agreement, Buyer shall issue a good and sufficient check to Buyer in the sum of One Million, Five Hundred Sixty Thousand Forty-Two and 96/100 Dollars ($1,560,042.96) plus interest at the rate of 10% per annum from January 1, 1996 until paid.

     3.2.1 At closing, Buyer shall deliver its promissory note in the form attached hereto as Exhibit #4 in the principal face amount of $841,500 (or such lesser face amount if less than 1,015 phones are purchased as set forth in
Section 1.1.1 above), bearing interest at the rate of 10% per annum, payable as follows: six (6) monthly interest payments commencing February 2, 1997 of $7,012.50 each followed by forty-eight (48) monthly payments of principal and interest in the aggregate amount of $21,342.61 per month. The obligations arising under the promissory note shall be secured by Buyer granting to Seller a security interest in all telephones owned by Buyer, except for any phones presently located in and on Indian-owned gaming casino property as identified in exhibit "7". The security interest shall be subordinate to the first lien security position held by Buyer's primary lender, National City Bank, Minneapolis, MN. or their assigns in an amount not to exceed $3,000,000. At such time as the remaining unpaid principal balance due on the promissory note is reduced to an amount less than $420,000, and if all sums have been paid on the Note identified in Section 3.2.2 herein, then Seller will release its security interest in all telephones owned by Buyer other than those acquired by Buyer from Seller under this Agreement. The Security Agreements, attached hereto as Exhibit #5 and Exhibit #5(a), giving rise to the security interest described hereunder, will be executed by the parties hereto at closing.

     3.2.2 Buyer also shall deliver an additional promissory note in the form attached as Exhibit #4(a) in the principal face amount of Three Hundred Sixty Five Thousand ($365,000), bearing interest at the rate of ten percent (10%) per annum. Interest only at the rate of $3,042 per month shall commence on February 1, 1997 and continue monthly until April 1, 1998 when the entire principal amount will be due. This promissory note shall also be secured pursuant to the Security Agreements described in Section 3.2.1 above.
/ / /
/ / /
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     3.3    The purchase price allocations shall be as follows:

ITEM PURCHASED                LOCATION      PURCHASE PRICE ALLOCATION
--------------                --------      -------------------------
Berthel Fisher
 Lease - Option               Oregon             $2,363,180.00

Vehicles                      Oregon             $   37,000.00

Office Equipment              Oregon             $   10,000.00

Inventory & Supplies          Oregon             $   53,000.00

Non-Competition Agree         Oregon             $   10,000.00

Goodwill                      Oregon             $    5,000.00

Telephones per 2.2.3          Oregon             $  134,844.00

Telephones per 2.2.3          Wash.              $   92,540.00

Telephones per 2.2.3          Idaho              $  166,572.00

Telephones per 2.2.3          Colorado           $   55,524.00

Telephones per 2.2.3          Wyoming            $    7,932.00

                                    TOTAL        $2,935,592.00

SECTION 4.  ADJUSTMENTS

     The operation of telephone equipment identified on Exhibits #1 and #2 and related income and expenses up to 11:59 p.m. on January 1, 1997, shall be for the account of Seller and thereafter for the account of Buyer. Seller shall pay all expenses of the equipment through January 1, 1997 , including but not limited to site commissions, utilities, advertising, personal property taxes, rents and lease payments, real property taxes, wages, and payroll taxes of Seller. Buyer shall pay all expenses of the equipment after January 1, 1997, including but not limited to site commissions, utilities, advertising, payroll for employees of Seller who directly service said equipment including all applicable benefits, workers compensation premiums, insurance, withholding taxes and related charges. Cash from the telephones will be calculated electronically on 11:59 p.m. (local time in each location) on January 1, 1997 and any cash in the telephones thereafter shall belong to the Buyer. In addition to the purchase price, Buyer shall pay to Seller any personal property tax that Seller has paid on the pay telephone equipment pro rated through January 1, 1997.

SECTION 5.  OTHER AGREEMENTS

     5.1 NON-COMPETE AGREEMENT. Seller, Buyer and Evert Brown will enter into an Agreement prohibiting certain competition by Seller and Evert Brown without the prior consent of Buyer.

     5.2 ASSIGNMENT OF CONTRACTS. Seller shall execute and deliver at closing separate assignments of the Pay Telephone Agreements and Telephone Site Agreements and after closing any additional documentation as may be requested by Buyer it being the intention of the parties hereto that Seller shall cooperate as is hereinafter necessary to perfect the Buyer's interest in all assets purchased hereunder and that the obligations of Seller to execute assignments of said contracts shall survive the closing.

SECTION 6.  COLLECTION OF SELLER'S ACCOUNTS RECEIVABLE.

     Seller shall take such action as is necessary to collect accounts receivable due to Seller on account of telephone services provided prior to January 1, 1997 . Buyer shall cooperate with seller as is necessary to provide Seller with information from the files purchased by Buyer in order for Seller to collect the accounts receivable. All commissions due to site owners prorated as 11:59 p.m. on January 1, 1997 shall be paid by Seller.

SECTION 7.  SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Buyer as follows:

     7.1 CORPORATE EXISTENCE. Seller represents that Telco West, Inc. is an Oregon corporation duly organized and validly existing and in good standing and is authorized to transact business in the state of Oregon and such other states as the nature of its business requires it to be duly qualified to transact business therein. Seller has all requisite power and authority to own, operate and/or lease the assets, as the case may be, and to carry on its business as now being conducted.

     7.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized and approved by the Board of Directors and the requisite number of the shareholders of Seller, the lawful owner of all the assets described herein, that no further approval for sale and transfer of the assets to Buyer is required and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

     7.3 FINANCIAL STATEMENTS. Seller has delivered to Buyer a list of site revenues through September 30, 1996. To the best of Seller's knowledge the site revenues are in accordance with the books and records of Seller and are true, correct, and complete.

     7.4 TITLE TO ASSETS. Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, or encumbrances except as described on Exhibit #5 attached hereto and made in part hereof by reference. Buyer is under no obligations whatsoever to use operator service providers or long distance providers previously used by Seller and Seller agrees to indemnify Buyer from any and all claims of any person who may claim a right, title or interest in the assets transferred by this agreement.

     7.5 BROKERS AND FINDERS. Seller has not employed a broker or finder in connection with the transactions contemplated by this Agreement, or taken any action that would give rise to a valid claim against Buyer or any party for a brokerage commission, finder's fee, or other like payment.

     7.6 TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD-PARTY APPROVAL. The execution and delivery of this Agreement by Seller, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets by any person, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision, court or regulatory agency.

     7.7 LABOR AGREEMENTS AND DISPUTES. Seller is neither a party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours, and terms of employment of Seller's employees. Seller is not aware of any labor dispute or labor trouble involving employees of Seller, nor has there been any such dispute or trouble during the three years preceding the date of this Agreement.

     7.8 NONCANCELABLE CONTRACTS. At the time of closing, there will be no material leases, employment contracts, contracts for services or maintenance, or other similar contracts existing or relating to or connected with the operation of Seller's business not cancelable within 30 days, except the telephone site agreements.

     7.9 LITIGATION. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of the Assets being conveyed under this Agreement. Buyer has been advised concerning the status of Seller's suit against Fearless Ferris Stinker Stations, Ada County, Idaho, Case #CVOC9604405D which may effect continuation of not more than three(3) pay telephones and related contracts with the defendant therein.
/ / /

     7.10 NO MATERIAL ADVERSE CHANGE. Since December 3, 1996 there has not been an adverse change in any of the assets or in the business in which the assets are employed except as described on Exhibit 6 attached hereto and made a part hereof by reference.

     7.11 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact that has resulted, or that in the reasonable judgment of Seller will result in a material change in the business, operations, or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Buyer.

     7.12 SELLER'S OPERATION OF BUSINESS PRIOR TO CLOSING. Seller represents that between December 3, 1996 and the closing date, Seller has: (a) operated the business that in the usual and ordinary course and in substantial conformity will all applicable laws, ordinances, regulation, rules, or orders, and has used its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller and b) not assigned, sold, leased, or otherwise transferred or disposed of any of the assets used in the performance of its business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

SECTION 8.     COVENANTS OF SELLER

     8.1   EMPLOYEE MATTERS

     8.1.1 Seller has delivered to Buyer a list of the names and addresses of all persons on the payroll of Seller having information concerning the site agreements transferred to Buyer which list is satisfactory to Buyer. Seller represents that seller is unaware of any person who has confidential information concerning the site agreements that would assist that person in interfering with the contract rights being assigned.

     8.2 CONDITIONS AND BEST EFFORTS. Seller will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions and obligations of Seller under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement. Seller agrees to execute such additional documents as may be required to transfer all assets identified by this Agreement.

SECTION 9.     COVENANTS OF BUYER

     9.1 CONDITIONS AND BEST EFFORTS. Buyer will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of Buyer's obligations under this Agreement.

     9.2 CONFIDENTIAL INFORMATION. If for any reason the sale of Assets is not closed, Buyer will not disclose to third parties any confidential information received from Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

SECTION 10. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of Buyer to purchase the Assets is subject to the fulfillment, before or at the closing date, of each of the following conditions, any one or portion of which may be waived in writing by Buyer:

     10.1  REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER.   All
representations and warranties made in this Agreement by Seller shall be true as of the closing date as fully as though such representations and warranties had been made on and as of the closing date, and, as of the closing date, neither Seller nor Selling Shareholders shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

     10.2 CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner of operation of Seller's business before the closing date.

     10.3 NO SUITS OR ACTIONS. At the closing date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

     10.4 FINANCING. Buyer has arranged for financing (other than the Notes to be delivered to Seller by Buyer) on terms and conditions deemed acceptable to Buyer in its sole discretion and Buyer has obtained an enforceable commitment to lend from such lender.

SECTION 11.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     11.1 Buyer must provide Seller with satisfactory personally guarantees from Buyer's shareholders to secure the obligations of Buyer as set forth herein.

     11.2 Buyer must provide Seller with a form of Subordination Agreement that is reasonably acceptable to Seller and to Buyer's primary lender.

SECTION 12.    BUYER'S ACCEPTANCE

     Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the business. Buyer has not relied on any representations made by Seller other than those specified in this Agreement. Buyer further acknowledges that Seller has made no agreement or promise to repair or improve any of the leasehold improvements, equipment, or other personal property being sold to Buyer under this Agreement, and that Buyer takes all such property in the condition existing on the date of this Agreement, "AS IS" and "WHERE IS".
/ / /

SECTION 13.    RISK OF LOSS

     The risk of loss, damage, or destruction to any of the equipment, inventory, or other personal property to be conveyed to Buyer under this Agreement shall be borne by Seller until January 1, 1997 and thereafter the risk of loss shall be born by the Buyer. In the event of such loss, damage, or destruction, Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition prior to the damage. If replacement, repairs, or restorations are not completed prior to January 1, 1997, then the purchase price shall be adjusted by an amount agreed upon by Buyer and Seller that will be required to complete the replacement, repair, or restoration following closing. If Buyer and Seller are unable to agree, then Buyer, at its sole option and notwithstanding any other provision of this Agreement, upon notice to Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there shall be no closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void.

SECTION 14.    INDEMNIFICATION AND SURVIVAL

     14.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement shall survive the closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate one year from the closing date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

     14.2   SELLER'S INDEMNIFICATION.

     14.2.1 Seller agrees to indemnify and hold Buyer, its successors, and assigns harmless from and against:

     (1) Any and all claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business assets prior to the close of business on the closing date, except for claims, liabilities, and obligations of Seller expressly assumed by Buyer under this Agreement or paid by insurance maintained by Seller or Buyer.

     (2) Any and all damage or deficiency resulting from any material misrepresentation, on the part of Seller or their authorized representatives under this Agreement.

     (3) Any and all claims by shareholders of Seller arising from this sale of assets.

     (4) Any and all claims of creditors of Seller if said creditor liabilities were not expressly assumed by Buyer under Section 2 of this agreement.

     14.2.2 Seller's indemnity obligations under Section 15.2.1 shall be subject to the following:

     (1) If any claim is asserted against Buyer that would give rise to a claim by Buyer against Seller for indemnification under the provisions of this paragraph, then Buyer shall promptly give written notice to Seller concerning such claim and Seller shall, at no expense to Buyer, defend the claim.

     14.3 BUYER'S INDEMNIFICATION. Buyer agrees to defend, indemnify, and hold harmless Seller from and against:

     14.3.1 Any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the business following closing or arising out of Buyer's failure to perform obligations of Seller assumed by Buyer pursuant to Section 2 of this Agreement.

     14.3.2 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this Agreement.

     14.3.3 Any and all claims arising from any occurrence subsequent to January 1, 1997 by owners under "Pay Telephone Agreements" and/or "Customer Service Agreement & Letter of Agency" contracts, which agreements have been assigned to Buyer.

SECTION 15.    CLOSING

     15.1 TIME AND PLACE. This Agreement shall be closed in Portland, Oregon the 6th day of January, 1997, or at such other time as the parties may agree in writing.

     15.2 OBLIGATIONS OF SELLER AT THE CLOSING. At the closing and coincidentally with the performance by Buyer of its obligations described herein, Seller shall deliver to Buyer the following:

     15.2.1 Bills of sale in the form of Exhibit #1 and #2 hereto, assignments, properly endorsed certificates of title, and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, necessary to transfer and convey all of the Assets to Buyer as well as physical possession of the assets identified herein, free and clear of all liens, security interests and encumbrances.

     15.2.2 Transfer of all licenses and permits to transacts business of the Seller and transfer of the assumed business name of Seller.

     15.2.3 Such other certificates and documents as may be contemplated by the provisions of this Agreement, including a board resolution of Seller's board of directors authorizing this transaction.

     15.3 OBLIGATIONS OF BUYER AT THE CLOSING. At the closing and coincidentally with the performance by Seller of their obligations described in
Section 16.2, Buyer shall deliver to Seller the following:

     15.3.1 A good and sufficient check or wire transfer in the amount specified herein as partial consideration for this transfer.

     15.3.2 Original Promissory Notes as identified in Sections 3.1.1 and 3.1.2, Security Agreements and Financing Statements.

     15.3.3 Such other certificates and documents as may be contemplated by the provisions of this Agreement.

SECTION 16.    RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

     16.1 BOOKS AND RECORDS. This sale does not include the books and records of Seller's business, except those records relating to the sellers accounts with customers identified in the contracts being sold.

     16.2 SELLER'S RIGHT TO PAY. In the event Buyer fails to make any payment of taxes, assessments, or other charges that Buyer is required to pay to third parties under this Agreement, Seller shall have the right, but not the obligation, to pay the same. Buyer will reimburse Seller for any such payment immediately upon Seller's demand. Any such payment by Seller shall not constitute a waiver by Seller of any remedy available by reason of Buyer's default for failure to make the payments.

     16.3 BUYERS'S RIGHT TO PAY. In the event Seller failed to make any payment of taxes, assessments or other charges that Seller is required to pay to third parties (including but not limited to payments that are due to creditors of Seller which in any way affect the use or ownership of the property transferred hereunder) under this Agreement, Buyer shall have the right, but not the obligation, to pay the same. Seller and/or Selling Shareholder's will reimburse Buyer for any such payment immediately upon Buyer's demand. Further, Buyer may withhold payments due under the Installment Collateral Note in the amount paid by Buyer to satisfy Seller's obligations. Any such payment by Buyer shall not constitute a waiver by Buyer of any remedy available by reason of Seller's default for failure to make the payments.

SECTION 17.    BULK SALES LAW

     Buyer waives compliance by Seller with the any Bulk Transfer Act. Except for those liabilities assumed by Buyer, as provided herein, in the event any creditor of Seller claims the benefit of the Bulk Transfer Laws as against Buyer or any of the assets being conveyed to Buyer under this Agreement, Seller shall immediately pay or otherwise satisfy such claim or undertake its defense.
Seller shall indemnify and hold Buyer harmless from and against any and all loss, expense, or damage resulting from the failure to comply with any Bulk Transfer Law. If Seller fails to comply with the provisions of this Section 15 and Buyer is required to pay any creditor of Seller in order to protect the property purchased under this Agreement from claims or liens of Seller's creditors, except those assumed by Buyer, then Buyer may offset the amount it pays against any sum due Seller under this agreement by furnishing proof of such payment in the form of a receipt from the creditor involved and/or demand payment and file an action to enforce the terms of this agreement.

SECTION 18.    COVENANT NOT-TO-COMPETE.

     In further consideration of the transactions contemplated by this agreement, at closing Seller and Evert Brown shall enter into the form of Non-Compete Agreement attached hereto as Exhibit #9 and made a part hereof by reference. In consideration of the granting of this covenant not-to-compete, the parties hereto agree to allocate $10,000.00 of the aggregate purchase price to such covenant.

SECTION 19.    MISCELLANEOUS PROVISIONS

     19.1 PUBLIC DISCLOSURES. Neither Seller nor Buyer shall disclose the sale of the assets in any press release or other public announcement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

     19.2 EXPENSES. Whether or not the closing occurs, each party hereto shall pay its own expenses in connection with his agreement.

     19.3 NOTICES. Any notice, demand or communication required or permitted by this agreement shall be in writing and shall be delivered by hand or by U.S. mail, first class certified mail, postage prepaid, return-receipt requested and addressed to the parties at their respective addresses set forth at page one of this agreement. Either party may changes its address for notice purposes by providing notice in accordance with his provision. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery by hand, or upon the firth day following mailing.

     19.4 HEADINGS. The headings and titles to the Sections and subparagraphs of this agreement are inserted for convenience only, and shall not be deemed to be a part of the Agreement nor affect the construction or interpretation of any provision of the Agreement.

     19.5 MODIFICATIONS AND WAIVERS. No modification or amendment of any provision of this Agreement shall be effective for any purpose unless set forth in a writing signed by the party of parties to be bound thereby. The waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

     19.6 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     19.7 BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties.

     19.8 ENTIRE AGREEMENT. This Agreement and the exhibits to this Agreement set forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements between the parties with respect to such subject matter including without limiting the foregoing, the letter agreement between the parties hereto concerning the subject matter hereof dated December 3, 1996.

     19.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     19.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon.

     19.11 VENUE. This Agreement has been made entirely within the state of Oregon. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, venue shall be in the federal or state courts in Oregon, Multnomah County, Oregon.

     DATED this 2nd day of January, 1997.


SELLER:        --------------------------------------------------------
               Telco West, Inc., an Oregon corporation

               By /s/ Evert S. Brown,       Treasurer
                  -------------------  --------------------------------
                  Evert Brown               Treasurer


BUYER:         --------------------------------------------------------
               Intelliphone, Inc., a Minnesota corporation

               By /s/ Jeffrey Paletz,        President
                  -------------------  --------------------------------